FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This is the first amendment to that certain Employment Agreement, dated as of April 19, 2013 (the “Agreement”), by and between Shant Koumriqian and American Residential Properties, Inc. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive and the Company hereby agree to amend the Agreement solely as set forth as follows, and that the Agreement shall otherwise remain the same:

1.    The first sentence of Section 3.9 of the Agreement is hereby replaced in its entirety by the following sentence:

Upon the occurrence of a “Change in Control” (as such term is defined in the 2012 Equity Incentive Plan as in effect as of the Effective Date), all Equity Compensation awarded to the Executive on or before December 31, 2014, to the extent not vested as of the date of the Change in Control or to the extent that any such award is subject to forfeiture restrictions as of the date of the Change in Control, shall, immediately prior to the effectiveness of the Change in Control, be deemed vested and all forfeiture restrictions shall lapse (treating any applicable performance criteria as fully satisfied). The vesting upon a Change in Control of any Equity Compensation awarded to the Executive after December 31, 2014, shall be governed by the vesting agreement between the Company and the Executive relating to such Equity Compensation as approved by the Board or the Compensation Committee of the Board.

IN WITNESS WHEREOF, the parties hereto have signed their names to this First Amendment to Employment Agreement as of April 15, 2015.

COMPANY:		EXECUTIVE:

American Residential Properties, Inc.		Shant Koumriqian

By:	/s/ STEPHEN G. SCHMITZ	/s/ SHANT KOUMRIQIAN

Name:	Stephen G. Schmitz
Title:	Chief Executive Officer